Exhibit 99.1

News

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

WALTER INDUSTRIES ANNOUNCES FIRST QUARTER 2004 RESULTS

— Loss Of $0.11 Per Diluted Share In Line With Previous Guidance —

— Company Increases Full Year EPS Guidance to $0.85 - $1.00 Per Share —

— EPS of $0.07 to $0.12 Forecasted for Second Quarter —

(Tampa, Florida) April 28, 2004—Walter Industries, Inc. (NYSE: WLT) today reported a net loss of $0.11 per diluted share for the first quarter ended March 31, 2004, at the favorable end of the Company’s previously announced guidance of a loss in the range of $0.11 to $0.16 per diluted share.

The loss for the quarter principally reflected previously disclosed issues in the Company’s Homebuilding segment, including the impact of lower orders in the fourth quarter of 2003, higher material and other costs, and challenges related to a reorganization and implementation of a new enterprise system.  Quarterly results also reflect previously anticipated losses in the Industrial Products and Natural Resources segments; strong improvements are expected in these businesses principally in the second half of the year.  While its operating income declined slightly versus the prior year period, the Financing segment continues to perform well, and has produced continued improvements in portfolio performance.

“First quarter results were in line with our guidance and we are focused on achieving our improved forecast for the remainder of the year,” said Chairman and Chief Executive Officer Don DeFosset. “Our profit enhancement actions, and the fundamental improvements in business conditions, provide us with confidence that we will achieve these targets.”

Price increases at U.S. Pipe have been implemented, while scrap metal costs have also recently started to decline, enhancing profitability.  Also, strong price increases for metallurgical coal at Jim Walter Resources for the second half of the year were the basis for the increase in the Company’s earnings guidance in early April.  In the Homebuilding segment, initiatives are underway to turn around performance which include management changes, enhancements to marketing programs, increased pricing, introduction of new models and implementation of cost reduction actions.

Since the end of the first quarter, the Company completed the issuance of $175 million of 3.75% Convertible Senior Subordinated Notes.  The net proceeds from this offering were used to prepay

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in full the higher floating rate term loan and to repurchase approximately five million shares, or $63 million, of the Company’s common stock.

First Quarter 2004 Financial Results

The net loss for the quarter ended March 31, 2004 was $4.6 million, or $0.11 per diluted share. This compares with net income in the year ago period of $11.7 million, or $0.26 per diluted share, and income from continuing operations of $5.7 million, or $0.13 per diluted share.  Improved performance at U.S. Pipe was more than offset by a decline in operating income, primarily in the Homebuilding and Natural Resources segments.

Net sales and revenues for the first quarter were up 6.1% versus the year-ago period, primarily driven by U.S. Pipe’s improved pricing and volumes.

Earnings before senior debt interest, taxes, depreciation and amortization (EBITDA) totaled $13.8 million during the first quarter, compared with $39.8 million in the prior-year period.  EBITDA in the prior period includes $12.5 million attributable to discontinued operations.

First-Quarter Results By Operating Segment

The Homebuilding segment reported first-quarter revenues of $64.1 million, essentially unchanged from the year earlier period.  Higher average selling prices were offset by lower unit completions.  Homebuilding completed 913 homes during the current quarter at an average net selling price of $70,116, compared with 979 homes at a $65,884 average price for the same period the previous year.  The segment operating loss in the first quarter was $8.8 million, compared to operating income of $2.0 million in the prior year period.  This decrease was the result of fewer unit completions, reduced margins due to an increase in lumber and other costs, plus higher advertising, consulting, workers’ compensation and severance expenses.

The Financing segment reported quarterly revenues of $61.0 million compared with $59.2 million in the year-ago period.  This was the result of higher outstanding note balances, higher prepayment-related income, and increased insurance revenues.  Operating income decreased by $1.2 million, to $13.8 million, primarily due to increased accruals associated with repossessed homes inventory, partially offset by a decline in the provision for losses on installment notes.  Prepayment speeds were 8.4% in the first quarter, down 83 basis points from the fourth quarter, reflecting industry-wide increases in mortgage rates during the period.  Prepayment speeds were 7.6% in the prior-year period.  Delinquencies (the percentage of amounts outstanding over 30 days past due) were 5.2% at March 31, 2004, down from 6.8% at March 31, 2003 and down from 6.3% at December 31, 2003, reflecting strong portfolio performance.

The Industrial Products segment reported $114.1 million in revenues during the first quarter of 2004, compared to $95.8 million in the year earlier period.  This increase was due to higher sales prices and increased sales volumes at U.S. Pipe.  The operating loss for the segment was $1.6 million, an improvement versus the $3.9 million loss in the prior-year period.  The improvement in results was attributable to higher sales prices, slightly higher volumes, cost-reduction efforts, and reduced costs associated with a commercial dispute in the prior year, partially offset by higher costs for scrap metal, natural gas, other raw materials and worker’s compensation.

The Natural Resources segment reported $64.7 million in revenues during the first quarter, compared to $66.7 million in the prior-year period.  This revenue reduction primarily reflects reduced coal and gas production due to longwall moves in Mines No. 5 and No. 7 during the first quarter of 2004.  The segment reported an operating loss of $2.3 million in the quarter, compared to operating income of $1.3 million in the prior year, as the longwall moves reduced gas revenues and increased coal production costs.

Jim Walter Resources sold 1.47 million tons of coal at an average price of $35.36 per ton in the first quarter, compared to 1.53 million tons at $35.49 per ton in the prior-year quarter. The natural gas operation sold 2.01 billion cubic feet of gas in the first quarter at an average price of $6.16 per thousand cubic feet, compared to 2.26 billion cubic feet at $5.24 per thousand cubic feet in the prior-year quarter.

Outlook

Based on current internal business forecasts and anticipated market conditions, Walter Industries expects to generate second quarter earnings in the range of $0.07 to $0.12 per diluted share, and full year earnings in the range of $0.85 to $1.00 per diluted share.  This full year guidance reflects an increase from the $0.75 to $0.90 per diluted share range provided in early April as a direct result of the recent repurchases of approximately five million shares of stock.  All of these estimates exclude any potential special items, including charges related to the anticipated closure of Mine No. 5 in 2005 and expected second quarter charges anticipated from the recent convertible debt offering and senior debt prepayment. As occurred in 2003, non-controllable items such as adverse geologic conditions and volatile scrap iron costs can cause significant variances in operating results.

Conference Call Webcast

Walter Industries Chairman and CEO Don DeFosset and members of the Company’s leadership team will discuss quarterly results and other general business matters on a conference call and live Webcast to be held on Thursday, April 29, 2004, at 9:00 a.m. Eastern time.  To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

Walter Industries, Inc. is a diversified company with annual revenues of $1.3 billion.  The Company is a leader in homebuilding, home financing and water transmission products. Based in Tampa, Florida, the Company employs approximately 5,300 people.  For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at (813) 871-4404, or visit the corporate Web site at www.walterind.com.

Non-GAAP Measurements

In addition to the reported GAAP results provided throughout this document, the company has provided non-GAAP measurements, which present earnings on a basis excluding special items affecting comparability. Details of these items are presented in the tables within this document. Reconciliations from GAAP reported results to non-GAAP reported measurements described in this press release are provided in the financial tables attached to this document.

The Company has provided these non-GAAP measurements as a way to help investors better understand its earnings and enhance comparisons of the Company’s earnings between periods. Among other things, the Company’s management uses these earnings results, excluding items affecting comparability, to evaluate the performance of its businesses. There are inherent limitations in the use of earnings, excluding items affecting comparability, because the Company’s actual results do include the impact of these items. These non-GAAP measures are intended only as a supplement to the comparable GAAP measures and the Company compensates for the limitations inherent in the use of non-GAAP measures by using GAAP measures in conjunction with these non-GAAP measures. As a result, investors should consider these non-GAAP measures in addition to, and not in substitution for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers’ demand for the Company’s products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company’s mining operations, changes in customer orders, pricing actions by the Company’s competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions. Risks associated with forward- looking statements are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE

Unaudited

	For the three months ended March 31,
	2004	2003

Basic Income (Loss) per share:

Income (loss) from continuing operations	$(0.11)	$0.13

Discontinued Operations	—	0.12
Cumulative effect of change in accounting principle	—	0.01

Basic Net Income (Loss) per share	$(0.11)	$0.26

Weighted average number of basic shares outstanding	41,927,214	44,316,883

Diluted Income (Loss) per share:

Income (loss) from continuing operations	$(0.11)	$0.13

Discontinued Operations	—	0.12
Cumulative effect of change in accounting principle	—	0.01

Diluted Net Income (Loss) per share	$(0.11)	$0.26

Weighted average number of diluted shares outstanding (1)	41,927,214	44,534,504

(1)          Weighted average basic shares outstanding was used in 2004, as the use of fully diluted shares would have had an anti-dilutive effect.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands )

Unaudited

	For the three months ended March 31,
	2004	2003
Net sales and revenues:
Net sales	$265,683	$250,324
Interest income on instalment notes	55,266	54,541
Miscellaneous	5,087	2,310
	326,036	307,175

Cost and expenses:
Cost of sales (exclusive of depreciation)	225,992	203,165
Depreciation	15,252	13,748
Selling, general and administrative	49,760	40,425
Provision for losses on instalment notes	2,130	3,030
Postretirement benefits	2,512	2,266
Interest expense	35,671	34,989
Amortization of other intangibles	1,485	1,474
Restructuring and impairment charges	155	—
	332,957	299,097

Income (loss) from continuing operations before income tax expense	(6,921)	8,078

Income tax benefit (expense)	2,319	(2,391)

Income (loss) from continuing operations	(4,602)	5,687
Discontinued operations, net of income taxes	—	5,597
Cumulative effect of change in accounting principle (net of income tax expense of $123)	—	376

Net income (loss)	$(4,602)	$11,660

Add (deduct) restructuring and impairment charges and discontinued operations, net of tax:
Restructuring and impairment charges, net of income tax	101	—
Discontinued operations, net of income tax	—	(5,597)

Income (loss) before restructuring and impairment charges and discontinued operations	$(4,501)	$6,063

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in Thousands)

Unaudited

	For the three months ended March 31,
	2004	2003

NET SALES AND REVENUES:
Homebuilding	$64,117	$64,530
Financing	60,980	59,230
Industrial Products	114,077	95,844
Natural Resources	64,654	66,676
Other	26,822	26,479
Consolidating Eliminations	(4,614)	(5,584)
	$326,036	$307,175

OPERATING INCOME (LOSS):
Homebuilding	$(8,809)	$1,963
Financing	13,847	15,060
Industrial Products	(1,550)	(3,925)
Natural Resources	(2,313)	1,327
Other	(3,929)	(2,135)
Consolidating eliminations	(222)	(679)
Operating income (loss)	(2,976)	11,611
Senior debt interest expense	(3,945)	(3,533)
Income (loss) from continuing operations before income tax expense	$(6,921)	$8,078

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP RESULTS BY OPERATING SEGMENT EXCLUDING

RESTRUCTURING AND IMPAIRMENT CHARGES AND DISCONTINUED OPERATIONS

($ in Thousands)

Unaudited

	For the three months ended March 31,
	2004	2003

NON-GAAP OPERATING INCOME (LOSS): (1) (5)
Homebuilding	$(8,809)	$1,963
Financing	13,847	15,060
Industrial Products	(1,254)	(3,925)
Natural Resources	(2,454)	1,327
Other	(3,929)	(2,135)
Consolidating eliminations	(222)	(679)

Operating income (loss)	(2,821)	11,611
Senior debt interest expense	(3,945)	(3,533)

Non-GAAP pre-tax operating income (loss)	(6,766)	8,078
Deduct:
Restructuring and impairment charges (2)	(155)	—
GAAP income (loss) from continuing operations before income tax expense	$(6,921)	$8,078

EBITDA: (3)
Homebuilding	$(7,564)	$2,944
Financing	15,670	16,733
Industrial Products	5,303	2,893
Natural Resources	3,281	5,565
Other	(2,929)	(1,302)
Discontinued operations	—	12,506
Cumulative effect of change in accounting principle	—	499

EBITDA	$13,761	$39,838

FREE CASH FLOW: (4)
Cash flows provided by continuing operations	(1,654)	13,125
Less: Additions to property, plant and equipment, net of retirements	(8,959)	(13,591)
Cash flows (used in) provided by discontinued operations, net of additions to PP&E	(3,611)	2,273
Free cash flow	$(14,224)	$1,807

(1)          Management believes these financial measures provide improved comparability and consistency associated with recurring operating results.

(2)          Restructuring and impairment charges consist of $296 of shutdown costs for the U.S. Pipe Anniston shutdown announced in May 2003, and the reversal of $141 related to certain Mine No. 5 costs previously expensed in 2003 that now must be amortized over a longer period as a result of extending the anticipated Mine No. 5 closure date to 2005.

(3)          Refer to footnote (2) on the page entitled “Reconciliation of GAAP Results to Non-GAAP Results.”

(4)          Free Cash Flow, which is a non-GAAP financial measure, equals net cash provided by operating activities less net cash used in acquiring property, plant and equipment, net of retirements.  This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America.  The Company’s management uses Free Cash Flow to evaluate the operating performance of its business.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time. The Company’s management also uses this metric to measure cash flows generated from operations that could be used to service debt, fund future capital expenditures, pay dividends or pay taxes.  Free Cash Flow does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free Cash Flow as presented herein may not be comparable to similarly titled measures reported by other companies. Therefore, in evaluating Free Cash Flow data, investors should consider, among other factors: the non-GAAP nature of Free Cash Flow data; the GAAP financial statement amounts; actual cash flows and results of operations; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of our Free Cash Flow data to similarly titled measures reported by other companies.

(5)          Amounts exclude restructuring and impairment charges.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP (1) RESULTS TO NON-GAAP RESULTS

($ in Thousands)

Unaudited

	For the three months ended March 31,
	2004	2003
Reconciliation of net income (loss) to EBITDA (2)

Net income (loss) (3)	$(4,602)	$11,660
Add (deduct) :
Depreciation	15,252	17,406
Amortization of definite lived intangibles	1,485	1,474
Senior debt interest expense	3,945	3,533
Income tax (benefit) expense	(2,319)	5,765
EBITDA	$13,761	$39,838

Reconciliation of EBITDA to Cash Flow Provided by Continuing Operations

EBITDA	$13,761	$39,838
Add (deduct) :
Discontinued operations, net of tax	—	(9,255)
Cumulative effect of change in accounting principle, net of tax	—	(376)
Senior debt interest expense	(3,945)	(3,533)
Income tax benefit (expense)	2,319	(5,765)
Provision for losses on instalment notes receivables	2,130	3,030
Provision for (benefit from) from deferred income taxes	(2,079)	5,133
Provision for (benefit from) other long term liabilities	(1,638)	334
Amortization of debt expense	1,382	1,016
Accumulated post retirement benefits obligation	(1,904)	(1,750)
Other changes in working capital (4)	(11,680)	(15,547)
Cash flow provided by (used in) continuing operations	$(1,654)	$13,125

(1)          Generally accepted accounting principles

(2)          EBITDA is defined as earnings before senior debt interest expense, income taxes, depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operating activities, each as determined in accordance with GAAP.  Moreover, EBITDA does not necessarily indicate whether cash flow activities will be sufficient for items such as working capital or debt service or to react to industry changes or changes in the economy in general.  The amounts included in the EBITDA calculation are derived from amounts included in the historical statements of income data.  We believe that EBITDA is a measure commonly used to evaluate a company’s performance and its performance relative to its financial obligations.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  Further we believe that EBITDA assists investors in comparing a company’s performance on a consistent basis and EBITDA is used by our lenders to confirm compliance with our loan covenants, by rating agencies in helping assess our credit rating and by other parties to measure the company’s performance over time.  Because our method for calculating EBITDA may differ from other companies’ methods, the EBITDA measures presented by us may not be comparable to similarly titled measures reported by other companies.   Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; the GAAP financial statement amounts; actual cash flows and results of operations; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of our EBITDA data to similarly titled measures reported by other companies.

(3)          Includes restructuring and impairment charges of $101, net of income taxes, in 2004, income from the cumulative effect of change in accounting principle of $376, net of taxes and income from discontinued operations of $5,597, net of taxes, in 2003.

(4)          Consists of changes in short-term investments, marketable securities, receivables, income taxes receivable, inventories, prepaid expenses, accounts payable, accrued expenses and accrued interest.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands)

Unaudited

	March 31, 2004	December 31, 2003	March 31, 2003
ASSETS
Cash and cash equivalents	$13,860	$59,982	$12,092
Short-term investments, restricted	97,753	100,315	99,530
Marketable securities	606	652	1,165
Instalment notes receivable, net of allowance of $12,683, $12,675 and $11,347, respectively	1,762,868	1,757,832	1,730,005
Receivables, net	170,283	155,497	142,929
Income tax receivables	14,054	17,271	15,476
Inventories	226,084	215,855	211,297
Prepaid expenses	9,925	6,528	10,129
Property, plant and equipment, net	346,236	352,529	361,172
Assets held for sale	—	—	12,171
Assets of discontinued operations held for sale	—	—	373,099
Investments	6,215	6,326	6,615
Deferred income taxes	49,577	47,498	25,644
Unamortized debt expense	34,428	35,810	34,383
Other long-term assets, net	42,768	35,472	35,337
Goodwill and other intangibles, net	148,477	149,962	157,076
	$2,923,134	$2,941,529	$3,228,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$101,385	$99,889	$104,191
Accrued expenses	115,733	109,136	90,129
Debt:
Mortgage-backed/asset-backed notes	1,801,540	1,829,898	1,787,041
Other senior debt	125,528	113,754	315,000
Accrued interest	16,322	17,119	16,778
Liabilities of discontinued operations held for sale	—	—	75,981
Accumulated postretirement benefits obligation	290,396	292,300	294,652
Other long-term liabilities	201,185	202,823	197,438
Total liabilities	2,652,089	2,664,919	2,881,210
Stockholders’ equity	271,045	276,610	346,910
	$2,923,134	$2,941,529	$3,228,120

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

Unaudited

	For the three months ended March 31,
	2004	2003

OPERATING ACTIVITIES
Income from continuing operations	$(4,602)	$5,687
Adjustments to reconcile income to net cash provided by (used in) continuing operations:
Provision for losses on instalment notes receivable	2,130	3,030
Depreciation	15,252	13,748
Provision for (benefit from) deferred income taxes	(2,079)	5,133
Accumulated postretirement benefits obligation	(1,904)	(1,750)
Provision for (benefit from) other long-term liabilities	(1,638)	334
Amortization of other intangibles	1,485	1,474
Amortization of debt expense	1,382	1,016

Decrease (increase) in assets:
Short-term investments, restricted	2,562	(1,644)
Marketable securities	46	445
Receivables, net	(14,786)	17,084
Income taxes receivable	3,217	(5,701)
Inventories	(10,229)	(21,989)
Prepaid expenses	(3,397)	(2,484)
Increase (decrease) in liabilities:
Accounts payable	1,496	9,461
Accrued expenses	10,208	(8,845)
Accrued interest	(797)	(1,874)
Cash flows provided by (used in) continuing operations	(1,654)	13,125

Cash flows provided by (used in) discontinued operations	(3,611)	6,311

Cash flows provided by (used in) operating activities	(5,265)	19,436

INVESTING ACTIVITIES
Notes originated from sales/resales of homes and purchases of loans	(121,243)	(122,048)
Cash collections on accounts and payouts in advance of maturity	114,077	106,736
Additions to property, plant and equipment, net of retirements	(8,959)	(13,591)
(Increase) decrease in investments and other assets, net	(7,185)	1,653
Additions to property, plant and equipment of discontinued operations	—	(4,038)
Cash flows used in investing activities	(23,310)	(31,288)

FINANCING ACTIVITIES
Issuance of debt	76,500	114,213
Retirement of debt	(93,084)	(97,092)
Additions to unamortized debt expense	—	(146)
Dividends paid	(1,258)	(1,330)
Exercise of employee stock options	295	65
Cash flows provided by (used in) financing activities	(17,547)	15,710

Net increase (decrease) in cash and cash equivalents	(46,122)	3,858
Cash and cash equivalents at beginning of period	59,982	8,234
Cash and cash equivalents at end of period	$13,860	$12,092